EXHIBIT 99.1

NORTHSTAR NEUROSCIENCE, INC.

ADOPTS SHAREHOLDER RIGHTS PLAN

SEATTLE—May 21, 2008 —Northstar Neuroscience, Inc., (NASDAQ:NSTR), announced today that its Board of Directors adopted a shareholder rights plan designed to enable all Northstar shareholders to realize the full value of their investment and to provide for fair and equal treatment for shareholders in the event that an unsolicited attempt is made to acquire Northstar. The adoption of the shareholder rights plan is intended to guard against the potential future use of takeover tactics designed to gain control of Northstar without paying all shareholders full and fair value and was not adopted in response to any current effort to acquire control of the company.

Under the shareholder rights plan, each holder of Northstar’s common stock on June 2, 2008 will receive one right for each share of Northstar common stock held. The rights will trade with the common stock and will not be immediately exercisable. The rights generally become exercisable when a person, entity, or group, other than those specifically named in the shareholder rights plan with higher percentage limits, acquires 15% or more of Northstar’s common stock without prior approval of Northstar’s Board of Directors.

If the rights become exercisable, the type and amount of securities or consideration receivable upon exercise of the rights depends upon the facts and circumstances at the time of exercise. The rights expire on May 21, 2018 and are redeemable by the Board of Directors for $0.001 prior to a person, entity, or group acquiring 15% of the company’s common stock. A committee of independent directors will evaluate the shareholder rights plan at least once every three years.

The full text of the shareholder rights plan will be filed with the Securities and Exchange Commission on Form 8-K.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing neuromodulation therapies to treat neurological injury, disorder and disease. Northstar’s proprietary Renova(TM) Cortical Stimulation System is an investigational device that delivers targeted electrical stimulation to the outer surface of the brain—the cerebral cortex. The Renova system is currently under investigation for several indications. For more information, visit www.northstarneuro.com.

SOURCE: Northstar Neuroscience, Inc.

Investors:

Northstar Neuroscience, Inc.

Ray Calvert, 206-902-1930

Vice President, Finance/CFO

ir@northstarneuro.com

or

Westwicke Partners

Mark Klausner, 410-321-9651

mark.klausner@westwickepartners.com

or

Media:

Schwartz Communications

Helen Shik, 781-684-0770

northstar@schwartz-pr.com

2